PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 31, 2007)

Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-145837

7,440,141 Shares

Common Stock

This Prospectus Supplement No. 2 supplements our Prospectus dated August 31, 2007 (which was contained in our Registration Statement on Form S-1 (File No. 333-145837)) with the following attached documents:

A

Summary Compensation Table setting forth information regarding compensation earned in 2006 by Crdentia’s CEO, CFO, Senior Vice President and Chief Nursing Officer, and two other former executive officers who would have been among the five most highly compensated executives if they had been employed at the end of the fiscal year.

The attached information modifies and supersedes, in part, the information in the Prospectus. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, as previously supplemented, which is required to be delivered with this Prospectus Supplement.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CRDT.”  On September 28, 2007 the last reported sale price of our common stock on the OTC Bulletin Board was $0.35 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into the Prospectus, before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is October 1, 2007

INDEX TO FILINGS

Annex

Summary Compensation Table setting forth information regarding compensation earned in 2006 by Crdentia’s CEO, CFO, Senior Vice President and Chief Nursing Officer, and two other former executive officers who would have been among the five most highly compensated executives if they had been employed at the end of the fiscal year

A

Annex A

Summary Compensation Table

				Option
			Stock	Award(s)	All Other		Total
Name and Principal Position	Year	Salary	Award(s)	(1)	Compensation		Compensation
James D. Durham(2)	2006	$363,847	$675,000	$—	$18,667	(6)	$1,057,514
Former Chairman and Chief Executive Officer
James J. TerBeest	2006	$207,885	—	489,917	53,457	(7)	751,259
Chief Financial Officer and Secretary
Randall C. Turnbull(3)	2006	$138,462	—	61,216	—		199,678
Senior Vice President and Chief Nursing Officer
Carl M. Emery(4)	2006	$147,596	—	196,453	17,605	(8)	361,654
Former Regional Operations Vice President
Matthew J. Cahillane(5)	2006	$147,596	—	196,453	17,605	(8)	361,654
Former Regional Operations Vice President

(1)                               The method of and assumptions used to calculate the value of the options granted to our named executive officers is discussed in Note 1 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)                               Mr. Durham resigned effective March 1, 2007.

(3)                               Mr. Turnbull resigned effective April 4, 2007.

(4)                               Mr. Emery resigned effective December 4, 2006

(5)                               Mr. Cahillane resigned effective December 4, 2006

(6)                               Consists of health insurance benefits in the amount of $6,259 and reimbursement for commuting expenses in the amount of $12,408.

(7)                               Consists of health insurance benefits in the amount of $4,978 and reimbursement for commuting expenses in the amount of $48,479.

(8)                               Consists of health insurance benefits.